Exhibit 99.3

GSV GROWTH CREDIT LLC
A Delaware Limited Liability Company
AMENDED AND RESTATED
OPERATING AGREEMENT
December 15, 2016

GSV Growth Credit LLC
A Delaware Limited Liability Company

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement (this "Agreement") of GSV Growth Credit LLC (the "Company") is dated as of December 15, 2016, among the Persons who from time to time become party hereto by executing a counterpart signature page hereof.
The Company and the Initial Members who entered into that certain Operating Agreement on or effective as of March 29, 2016, as amended December 6, 2016 (the "Prior Agreement"), desire to amend and restate the Prior Agreement.
For good and valuable consideration the sufficiency of which is hereby confirmed, the parties agree as follows:
ARTICLE I
NAME, PURPOSE AND
 PRINCIPAL OFFICE OF COMPANY
  1.1. Name. The name of the Company is "GSV Growth Credit LLC."  The affairs of the Company shall be conducted under such name or such other name as the Board of Managers may determine; provided, however, the name of the Company may not be changed prior to the expiration or termination of the License Agreement without the consent of GSV Asset Management, LLC.
  1.2. Agreement. In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may be amended from time to time.  It is the express intention of the Members that this Agreement shall be the sole statement of agreement among them with respect to the subject matter hereof.
  1.3. Purpose; Powers.
(a)
Purpose.  The primary purposes of the Company are to (i) build the preeminent provider of debt capital to the most exciting growth companies and their executives worldwide, (ii) provide management services to investment vehicles to be formed and syndicated, including the BDC (each a "Fund" and collectively the "Funds"), offering debt capital to growth companies and their executives, (iii) to do all things reasonably incidental to or in the furtherance of such business including without limitation formation and syndication of one of more Funds, and (iv) to conduct such other business as may be approved by the Board of Managers.

(b)
Powers.  Subject to all of the terms and provisions hereof, the Company shall have all powers necessary, suitable or convenient for the accomplishment of the purposes of the Company, including, without limitation, the following:

(i)	to purchase, sell, invest and trade in Securities;
(ii)
to make and perform all contracts and engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, including, without limitation, the purchase, sale, transfer, pledge and exercise of all rights, privileges and incidents of ownership or possession with respect to any Company asset or liability; the borrowing or lending of money and the securing of payment of any Company obligation by hypothecation or pledge of, or grant of a security interest in, Company assets; and the guarantee of or becoming surety for the debts of others;

(iii)	to provide managerial assistance to portfolio companies of the BDC and any other business development company to which the Company provides management services; and
(iv)	otherwise to have all the powers available to it as a limited liability company under the Delaware Act.
  1.4. Registered Office and Agent. The address of the Company's registered office in Delaware and its agent at such address for service of process shall be as determined by the Board of Managers from time to time.
  1.5. Principal Office. The principal office of the Company shall be located at 2925 Woodside Road, Woodside, California 94062.  The Board of Managers may change the location of the principal office of the Company at any time upon written notice to the Members indicating the new location of such principal office.
  1.6. Definitions.
(a)	Additional Members. This term shall have the meaning ascribed to it in Paragraph 3.2.
(b)
Adjusted Capital Account Deficit. (c)  The term means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year determined after (i) crediting to such Capital Account any amounts which such Member is obligated to restore thereto hereunder or is deemed to be obligated to restore thereto pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations and (ii) debiting to such Capital Account the reasonably expected adjustments, allocations and distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(d)
Affiliate.   With reference to a Member, any corporation, association, limited liability company, partnership or other entity of which the Member has direct or indirect control or is, directly or indirectly, a general partner, officer, director or managing member, and any other person controlling, controlled by or under direct or indirect common control with the Member.

(e)	Agreement. This term shall have the meaning ascribed to in the introduction paragraph.
(f)	Approved Budget. This term shall have the meaning ascribed to it in Exhibit B.
(g)	Bankruptcy. A person or entity shall be deemed bankrupt if:
(i)
any proceeding is commenced against such person or entity as "debtor" for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions or extensions and such proceeding is not dismissed within ninety (90) days after such proceeding has commenced, or

(ii)	such person or entity commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions or extensions.
(h)	BDC. This term shall mean GSV Growth Credit Fund Inc., a Maryland corporation.
(i)	Board of Managers. This term shall mean the Board of Managers of the Company as described in Paragraph 4.1.
(j)	Book Value. This term shall have the meaning ascribed to it in Paragraph 6.2(a).
(k)	Capital Account. This term shall have the meaning ascribed to it in Paragraph 6.2(b).
(l)	Capital Contributions. This term shall have the meaning ascribed to it in Paragraph 5.1.
(m)	Capital Transaction. This term means any: (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party unless the Members immediately prior to such transaction hold a majority of the voting control of the surviving entity (or its parent) following the transaction; or (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries.
(n)
Cause.  This term means, with respect to a Member, that the Member has:  (a) lost a license or licenses necessary to carry out his or her duties under this Agreement; (b) committed a felony or other act which may materially damage the reputation of the Company; (c) stolen property owned by the Company or a third party, or been materially dishonest; (d) materially violated this Agreement (or any other similar or successor agreement between the Member and the Company) or any fiduciary duties owed to the Company; (e) failed to perform substantially its duties as a Member of the Company (other than any such failure resulting from his disability); provided, that a failure to meet financial performance expectations shall not, by itself, constitute a failure by such Member to substantially perform his duties; or (f) refused or failed to follow or carry out any reasonable and material direction of the Board of Managers; provided that with respect to subsections (d), (e), and (f) the Company shall provide notice and a thirty (30) day opportunity to cure such violation if curable.

(o)	Certificate. The Certificate of Formation of GSV Growth Credit, LLC, a Delaware limited liability company.
(p)	Closing. This term means the closing of the offering of common stock by the BDC following which it has capital commitments of not less than $50,000,000.
(q)	Code. The Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).
(r)	Commencement Date. The Company shall commence upon the filing with the Secretary of the State of Delaware of the Company's Certificate.
(s)	Company. This term shall have the meaning ascribed to it in the introduction paragraph.
(t)	Delaware Act. This term means the Delaware Limited Liability Company Act.

(u)	Fiscal Year. This term shall have the meaning ascribed to it in Paragraph 6.2(c).
(v)	Fund. This term and its plural shall have the meanings ascribed in Paragraph 1.3(a).
(w)	GSV. This term means both GSVAM and GSVFG.
(x)	GSVAM. This term means GSV Asset Management, LLC.
(y)	GSVFG. This term means GSV Financial Group LLC.
(z)
Initial Members.  This term shall mean David Spreng 2016 Irrevocable Life Insurance Trust; Thomas B. Raterman 1996 Trust; Matthew Hanson; GSV Asset Management, LLC; GSV Financial Group LLC; and GSVGC Management Holdings LLC.

(aa)	Interim Period. This term shall have the meaning ascribed to it in Paragraph 6.2(d).
(bb)	Investment Committee. This term shall mean the Investment Committee of the Board of Managers as described in Exhibit B.
(cc)	License Agreement. This term has the meaning ascribed to it in Paragraph 4.8.
(dd)	Liquidity Event. This term shall mean an initial public offering of the Company pursuant to a registration statement filed under the Securities Act or any other applicable securities laws.
(ee)	Majority in Interest. The holders of Member Interests representing majority of the Percentage Interests at the time when an approval is sought or required.
(ff)	Management Holdings. This term means GSVGC Management Holdings, LLC.
(gg)	Members. The holders of Member Interests in the Company who are parties to this Agreement.
(hh)	Member Interest. This term means with respect to each Member such Member's limited liability company interest in the Company as such term is defined in the Delaware Act.
(ii)	Net Income or Net Loss. This term shall have the meaning ascribed to it in Paragraph 6.2(e).
(jj)	Oaktree. This term shall mean OCM Growth Holdings, LLC.

(kk)	Oaktree Board Member. This term shall have the meaning ascribed to it in Exhibit B.
(ll)	Oaktree Commitment. This term shall mean the $125.0 million capital commitment by Oaktree to the BDC.
(mm)
Oaktree Investment.  This term shall equal the sum of (i) the value of any uncalled capital from the Oaktree Commitment, (ii) the initial value when issued of the shares of common stock of the BDC held by Oaktree, and (iii) the initial value when issued of any shares of common stock of the Public Fund held by Oaktree.

(nn)	Oaktree Investment Criteria. This term shall have the meaning ascribed to it in Exhibit B hereof.
(oo)
Percentage Interest.  This term means with respect to each Member the percentage that such Member's Member Interest bears to the Member Interests held by all Members as set forth on Exhibit A, as amended from time to time; at all times the aggregate Percentage Interests of all Members must equal 100%.

(pp)
Person. This term means an individual, partnership, limited partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

(qq)	Prior Agreement. This term shall have the meaning ascribed to it in the introduction paragraphs.
(rr)
Public Fund.  This term shall mean the entity into which Oaktree has exchanged its shares of common stock of the BDC that will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended.

(ss)	Restricted Period. This term shall have the meaning ascribed to it in Paragraph 4.5(a).
(tt)
Securities.  Securities of every kind and nature and any rights and options with respect thereto, including, without limitation, capital stock, limited partnership interests, bonds, notes, debentures, securities convertible into other securities, trust receipts and other obligations, instruments or evidences of indebtedness, as well as in rights, warrants and options to purchase securities.

(uu)	Securities Act. The Securities Act of 1933, as amended from time to time.
(vv)	Spreng. This term means R. David Spreng.

(ww)	Tax Distributions. This term has the meaning ascribed to it in Paragraph 8.2.
        (xx)          TMP.   This term shall have the meaning ascribed to it in Paragraph 13.13.
(yy)	Treasury Regulations. Treasury Regulations shall be the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
(aaa)
Termination of Service. Termination of Service of a Member means the Member shall have ceased to provide services to the Company (as determined in good faith by the Board of Managers) for any reason or no reason, including voluntary resignation, removal, termination, death or temporary or permanent disability; provided however, that Termination of Service of GSVAM shall mean a determination in good faith by the Board of Managers that GSVAM has refused or failed to to provide services to the Company after the Company has provided GSVAM with notice of such determination and a sixty (60) day opportunity to cure such refusal or failure and the Board of Managers has determined in good faith that GSVAM continues to refuse or fail to provide services to the Company.

(bbb)	Unvested Percentage. The Unvested Percentage with respect to a Member's Member Interest is the Member's Percentage Interest minus the Member's Vested Percentage.
(ccc)	Vested Percentage.
(i)
The Vested Percentage of an Initial Member shall be zero until the Closing. Thereafter the Initial Member's Vested Percentage shall be the product of (x) the Initial Member's Percentage Interest multiplied by (y) the sum of .25 plus .015625 for each full month following the Closing up to a maximum of 48 months, provided that such monthly increase shall cease immediately upon (i) an Initial Member notifying the Company that it will no longer provide services to the Company, (ii) an Initial Member substantially failing or refusing to provide services to the Company,  or  (iii) the termination for "Cause" of a Member.

(ii)
An Additional Member's Vested Percentage shall have the meaning as agreed upon in writing between the Member and the Company, provided, however, in the absence of a written vesting schedule, an Additional Member's Vested Percentage shall be zero until the first anniversary of the date of grant and thereafter shall be the product of (x) the Additional Member's Percentage Interest multiplied by (y) the product of .20 and the number years the Additional Member has held the applicable Member Interest up to a maximum of 5 years, provided that such annual increases shall cease immediately upon the Termination of Service of the Additional Member.
(iii)
The Vested Percentage held by Oaktree shall be zero until the Closing in which Oaktree has made the Oaktree Commitment.  Thereafter, beginning with the first anniversary of the Closing and annually thereafter,  Oaktree's Vested Percentage shall be the product of (x) Oaktree's Percentage Interest multiplied by (y) the product of 0.25 and the number years Oaktree has held the applicable Member Interest up to a maximum of 4 years; provided that such vesting shall cease immediately upon any point in time in which the portion of the Oaktree Investment then held by Oaktree (expressed as a percentage of the Oaktree Investment) is less than Oaktree's Vested Percentage; provided further that, if upon a vesting event, the Vested Percentage held by Oaktree would exceed the percentage of the Oaktree Investment then held by Oaktree, then Oaktree's Unvested Percentage will vest only in such amounts such that Oaktree's Vested Percentage does not exceed the percentage of the Oaktree Investment held on the date of such vesting event.

(iv)
Upon Termination of Service of a Member, other than Oaktree, such Member's vesting shall automatically cease and such Member shall automatically forfeit the Unvested Percentage of its Member Interest. Within one year of the Termination of Service, the Company shall distribute to such terminated Member an amount equal to the Contributed Capital, if any, related to such forfeited Member Interest.  Notwithstanding the foregoing, only Termination of Service of an Initial Member for Cause by the Company or voluntarily by the Initial Member will result in cessation of vesting and forfeiture of the Unvested Percentage of the Initial Member's Member Interest.

ARTICLE II
 TERM AND TERMINATION OF THE COMPANY
     2.1. Term. The term of the Company commenced on the date of the filing of the Certificate, and the Company shall continue in perpetuity until terminated in accordance with this Agreement.
     2.2. Termination. The Company shall terminate upon the affirmative vote of the Members holding Member Interest representing at least seventy percent (70%) of the Percentage Interest. The Company will not terminate or dissolve on any Member's death, disability, retirement, voluntary withdrawal, removal, dissolution, or Bankruptcy but instead the Company and its business will continue without interruption and without any break in continuity.

ARTICLE III
 MEMBERS; CHANGES IN MEMBERSHIP
    3.1. Name and Address. The persons listed on Exhibit A are the current Members of the Company.  Exhibit A shall be amended from time to time to reflect changes in the membership of the Company.  Any such amended Exhibit A shall supersede any prior Exhibit A and shall become part of this Agreement and shall be kept on file at the principal office of the Company.
3.2. Admission of Additional Members.
(a)
Persons may be admitted to the Company as additional members ("Additional Members") on such terms and conditions as shall be determined by the Board of Managers.  Each new Member shall be admitted only upon delivery to the Company of an executed counterpart signature page of this Agreement and/or such other agreements as are reasonably requested by the Board of Managers.  A newly admitted Member's required Capital Contribution, Percentage Interest and vesting schedule, if any, shall be set forth in writing executed by the Company and such new Member.  Admission of a new Member shall not cause the dissolution of the Company.  Subject to the foregoing requirements, the Company may issue additional Member Interests with different rights and preferences as determined in the sole discretion of the Board of Managers.  The Company may issue Member Interests that are intended to be "profits interests" in accordance with the terms of subsection (b) below.

(b)
The Board of Managers shall have the authority to issue Member Interests that are intended to be treated as "profits interests" under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43, and the provisions of this Agreement shall be interpreted and applied consistently therewith.  In the event that a Member Interest intended to be "profits interest" is issued after the date hereof, the Board of Managers may make appropriate adjustments to the terms of such interest in order for such new interest to be treated as a "profits interest."

3.3. Withdrawal of a Member.
(a)
The interest of a Member may not be withdrawn from the Company in whole or in part except with the consent of the Board of Managers, which may be withheld in the Board of Manager's absolute discretion.

(b)
In the event of the withdrawal of any Member pursuant hereto, the Percentage Interests and Capital Accounts of the withdrawing Member and the remaining Members shall be adjusted as of the date of withdrawal.

(c)	The withdrawal of a Member shall not be cause for dissolution of the Company.

ARTICLE IV
 MANAGEMENT, DUTIES AND RESTRICTIONS
4.1. Board of Managers.  The business of the Company will be managed by the Board of Managers, and the Persons constituting the Board of Managers will be the "managers" of the Company for all purposes under the Delaware Act; provided, that, except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single member of the Board of Managers may bind the Company, and the Board of Managers will have the power to act only collectively in accordance with the provisions and in the manner specified herein and in Exhibit B.  The Board of Managers will initially be the individuals set forth in Exhibit B.  Thereafter, the individuals constituting the Board of Managers will be determined in accordance with the provisions of Exhibit B.  Exhibit B sets forth the procedures for the conduct of the affairs of the Board of Managers and decisions of the Board of Managers will be set forth in a resolution adopted in accordance with the procedures set forth in Exhibit B.  Such decisions will be decisions of the Company's "manager" for all purposes of the Delaware Act and will be carried out by officers or agents of the Company designated by the Board of Managers in the resolution in question or in one or more standing resolutions.
4.2. Authority of Board of Managers.  Except as otherwise expressly provided in this Agreement, the Board of Managers will have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto in its sole discretion.  Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, will be the only Persons authorized to execute documents that will be binding on the Company.  To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board of Managers will have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, that would otherwise be possessed by the Members under Delaware law, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company.  The power and authority granted to the Board of Managers hereunder will include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company set forth in Section 1.3(b) above and will include, subject to the terms of this Agreement, the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company.
4.3. Officers, Agents.  The Board of Managers by vote or resolution will have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers will cause the Persons constituting the Board of Managers to cease to be the "managers" of the Company within the meaning of the Delaware Act; provided further, that notwithstanding anything to the contrary in the foregoing, in no event shall the Board of Managers delegate to such officers or agents the powers granted to the Board of Managers under this Agreement that otherwise require a vote of the Board of Managers hereunder.  The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Managing Director, Chief

Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Controller.  Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed will have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in Exhibit C.
   4.4. Other Business Ventures; Non-Compete.
(a)
Each Member may possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor the Members will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

(b)
Notwithstanding the foregoing subsection (a), (i) no Member or any Affiliate thereof (other than the Company) shall establish, manage or advise any investment fund (other than a Fund established pursuant to the terms of this Agreement) which has, intends to have or holds itself out as having more than 20% (calculated as to any one fund by aggregating all wholly owned subsidiaries of such fund) of its assets or business operations in, allocated, or dedicated to the business of providing debt capital to growth companies; provided, however, in no case will the foregoing (1) prohibit or limit GSV from investing in one or more special purpose vehicles to provide debt to a single company in which it holds an equity investment or GSV Capital Corp. from maintaining GSV Capital Lending, LLC as provider of bridge loans to GSV Capital Corp. portfolio companies or from pursuing a sponsored debt strategy (i.e., loans to companies that are backed by venture capital and/or private equity firms) if such a strategy is determined and directed by its Board of Directors, or (2) prohibit or limit Affiliates of Oaktree from establishing, managing or advising any investment fund which has, intends to have or holds itself out as having assets or business operations in, allocated, or dedicated to the business of providing debt capital to growth companies, and (ii) the Company shall not establish, manage or advise any investment fund (other than a Fund established pursuant to the terms of this Agreement) which has, intends to have or holds itself out as having more than 20% (calculated as to any one fund by aggregating all wholly owned subsidiaries of such fund) of its assets or business operations in, allocated, or dedicated to the business of providing venture equity to growth companies;  provided, however, in no case will the foregoing prohibit or limit the Company from investing in one or more special purpose vehicles to provide equity to a single company in which it holds a debt investment.

4.5. Non-Solicitation.
(a)
Non-Solicitation by the Company.  Except as provided in subsection (b) below, the Company agrees that, for so long as a Member is a Member of the Company and continuing for a period of two (2) years thereafter (such period referred to as the "Restricted Period"), it shall not, and shall not permit its Affiliates to, directly or indirectly, (i) solicit, or induce, or attempt to solicit or induce, any employee, staff or independent contractor of a Member who were employed or retained by such Member at any time during the one (1) year period prior to such solicitation) to leave the employ or service of the Member for any reason whatsoever; otherwise interfere with the relationship of the Member with any such employee, staff or independent contractor; or hire or offer to hire, either on a full-time basis or part-time or consulting basis, any such employee, staff or independent contractor; provided, however, that that the foregoing provision shall not preclude the Company from making good faith generalized solicitations for employees (not targeted at employees of a Member) through advertisements or search firms and hiring any persons through such solicitations; provided, that the Company does not encourage or advise such firm to approach any such employee.

(b)	Employment by Company. Notwithstanding subsection (a) above, GSV agrees that the Company shall not be prohibited from hiring or otherwise retaining Thomas Raterman and Matthew Hanson.
(c)
Non-Solicitation by Members.  Each Member agrees that during the Restricted Period, it shall not, and shall not permit its Affiliates to, directly or indirectly, (i) solicit, or induce, or attempt to solicit or induce, any employee, staff or independent contractor of the Company who were employed or retained by the Company at any time during the one (1) year period prior to such solicitation) to leave the employ or service of the Company for any reason whatsoever; otherwise interfere with the relationship of the Company with any such employee, staff or independent contractor; or hire or offer to hire, either on a full-time basis or part-time or consulting basis, any such employee, staff or independent contractor; provided, however, that that the foregoing provision shall not preclude any Member from making good faith generalized solicitations for employees (not targeted at employees of the Company) through advertisements or search firms and hiring any persons through such solicitations; provided, that the Member does not encourage or advise such firm to approach any such employee.  Notwithstanding the foregoing, the prohibition in this subsection (c) shall not apply to Affiliates of Oaktree.

4.6. Reliance by Third Parties.  Any person or entity dealing with the Company or the Members may rely upon a certificate signed by the Chairman of the Board of Managers as to: (a) the identity of the Members; (b) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company; (c) the Persons that are authorized to execute and deliver any instrument or document of or on behalf of the Company; (d) the authorization of any action by or on behalf of the Company by the Board of Managers or any officer or agent acting on behalf of the Company; or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.
4.7. Directors' and Officers' Insurance.  The Company will ensure that its members of the Board of Managers and officers are covered under a directors and officers' insurance policy for so long as it is available at commercially reasonable rates, as determined by the Board of Managers.
4.8. Restrictions on Members.
(a)
The Members shall take no part in the control or management of the affairs of the Company nor have any power or authority to act for or on behalf of the Company as a result of this Agreement except to the extent expressly authorized to so act as a (i) member of the Board of Managers, (ii) an officer of the Company, or (iii) an agent of the Company authorized by the Board of Managers.

(b)	In any case where Members are entitled to vote on particular matters under this Agreement, the voting power of each Member shall be based on the Member's Percentage Interest.
    4.9. License and Fund Raising Efforts.

(a)	The Company and GSV Asset Management, LLC have entered into a License Agreement dated as of the date hereof (the "License Agreement"), which is attached hereto as Exhibit D.
(b)
GSV will pay all expenses related to the (i) organization of the Company and the BDC, (ii) the private offering and sale of shares of common stock of the BDC, and (iii) all expenses related to SEC filings, accounting, legal and tax of the Company and the BDC incurred prior to the Closing.  GSV will be entitled to reimbursement from the BDC and the Company, as the case may be, for such expenses, subject to the BDC's limitations on reimbursement for organizational and offering expenses (the "Fund Expense Cap") as follows:

(i)	up to $500,000 to be reimbursed by the BDC and/or the Company, as the case may be, substantially current with the Closing;
(ii)
any amounts incurred in excess of $500,000 to be reimbursed by the BDC and/or the Company, as the case may be, in four equal quarterly installments, with the first such installment due on March 31, 2017.

(c)
For the avoidance of doubt, unless otherwise agreed in writing, in no case will GSV be responsible for the cost or expenses of a proposed offering to be registered, or an offering registered, on SEC Form N-1A or Form N-2.

(d)	For the avoidance of doubt, the Company, the BDC and all other Funds shall bear their own expenses except to the extent provided in this Agreement.
     4.10. Termination of Services Provided by a Member.  The Termination of Service of a Member shall not result in a withdrawal or expulsion of such Member or forfeiture of such Member's Member Interest except as expressly provided for in this Agreement.

ARTICLE V
 CAPITAL CONTRIBUTIONS
5.1. Capital Contributions of the Members.
(a)
Set forth opposite the name of each Member listed on Exhibit A attached hereto is such Member's capital contribution, if any, to the Company.  Such contributions of the Members are referred to herein as "Capital Contributions."

(b)	Unless otherwise agreed in writing, the Members shall not be required to make additional Capital Contributions.
    5.2. Liability of the Members.   Except as expressly set forth herein, or as otherwise required by law, no Member shall be liable for any debts or obligations of the Company.
    5.3. Liability of Transferees. For purposes of this Agreement, any transferee of a Member Interest in the Company, whether or not admitted as a substitute Member or treated as an assignee (or successor in interest) who has not been admitted as a substitute Member hereunder, shall be treated as having contributed the amounts contributed to the Company by the transferor, as having received distributions made to the transferor, and as having been allocated any Net Income or Net Loss allocated to the transferor of the Member Interest held by the transferee.  In addition, the transferee shall be liable for the transferor's liability for future contributions to the Company to the extent of the Member Interest transferred to the transferee.  Notwithstanding the above, the transfer of a Member Interest shall not relieve the transferor from any liability hereunder except to the extent that the transferee has actually made all contributions or payments required of the transferor.
ARTICLE VI
 CAPITAL ACCOUNTS AND ALLOCATIONS
    6.1. Capital Accounts.   A Capital Account shall be maintained on the Company's books for each Member.  In the event any Member Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Member Interest.

   6.2. Definitions.   Unless the context requires otherwise, the following terms have the meanings specified below for purposes of this Agreement:
(a)	Book Value. The Book Value with respect to any asset shall be the asset's adjusted basis for federal income tax purposes, except as follows:
(i)	The initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution, as determined by the Board of Managers.
(ii)
In the discretion of the Board of Managers, the Book Values of all Company assets may be adjusted to equal their respective fair market values, as determined by the Board of Managers, and the amount of such adjustment shall be treated as Net Income or Net Loss and allocated to the Capital Accounts of the Members pursuant to Paragraph 6.3 below as of the following times:  (A) the acquisition of an additional Member Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) immediately prior to the issuance of any Member Interest that is a profits interest; and (C) the distribution by the Company to a Member of more than a de minimis amount of Company assets in connection with an adjustment of such Member's Member Interest in the Company.

(iii)
The Book Values of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Board of Managers, and the amount of such adjustment shall be treated as Net Income or Net Loss and allocated to the Capital Accounts of the Members pursuant to Paragraph 6.3 below, as of the following times:  (A) the date the Company is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (B) the termination of the Company pursuant to the provisions of this Agreement.

(iv)
The Book Values of the Company's assets shall be increased or decreased to the extent required under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) in the event that the adjusted tax basis of the Company's assets is adjusted pursuant to Code Section 732, 734 or 743.

(v)
The Book Value of a Company asset shall be adjusted by the depreciation, amortization or other cost recovery deductions, if any, taken into account by the Company with respect to such asset in computing Net Income or Net Loss.

(b)	Capital Account. An account maintained by the Company with respect to each Member in accordance with the following provisions:

The Capital Account of each Member shall be increased by:
(i)
the amount of money and the fair market value of any property contributed to the Company by such Member (in the case of a contribution of property, net of any liabilities secured by such property that the Company is considered to assume or hold subject to for purposes of Section 752 of the Code),

(ii)	such Member's share of Net Income (or items thereof) pursuant to this Agreement, and
(iii)
any other amounts required by Treasury Regulation Section 1.704-1(b), provided the Board of Managers determines that such increase is consistent with the economic arrangement among the Members as expressed in this Agreement;

and shall be decreased by:
(i)
the amount of money and the fair market value of any property distributed by the Company (determined as of the date of distribution) to such Member pursuant to the provisions of this Agreement (net of any liabilities secured by such property that such Member is considered to assume or hold subject to for purposes of Section 752 of the Code),

(ii)	such Member's share of Net Loss (or items thereof) pursuant to this Agreement, and
(iii)
any other amounts required by Treasury Regulation Section 1.704-1(b), provided the Board of Managers determines that such decrease is consistent with the economic arrangement among the Members as expressed in this Agreement.

(c)
Fiscal Year.  The Company's Fiscal Year shall commence on January 1 of each year and end on December 31 of such year or, if earlier, the date the Company terminated during such year.  The Board of Managers may at any time elect a different Fiscal Year if permitted by the Code and the applicable Treasury Regulations.

(d)
Interim Period.  If any interest in the Company is transferred, the Percentage Interest of any Member changes, a Member withdraws, a new Member is admitted to the Company other than on the first day of any fiscal quarter or if the Board of Managers shall so elect, the date of such event or election shall commence an Interim Period.  An Interim Period shall end on the last day of the fiscal quarter in which the Interim Period began or on the day immediately preceding the beginning of a new Interim Period, whichever is earlier.

(e)
Net Income and Net Loss.  The net book income or loss of the Company for any relevant period, as computed in accordance with federal income tax principles and as adjusted pursuant to the following provisions, under the method of accounting elected by the Company for federal income tax purposes (for the avoidance of doubt Net Income and Net Loss will be calculated after deduction of any guaranteed payments to the Members).  The net book income or loss of the Company shall be computed, inter alia, by:

(i)
including as income or deductions, as appropriate, any tax-exempt income and related expenses that are neither properly included in the computation of taxable income nor capitalized for federal income tax purposes;

(ii)
including as a deduction when paid or incurred (depending on the Company's method of accounting) any amounts utilized to organize the Company or to promote the sale of (or to sell) an interest in the Company, except that amounts for which an election is properly made by the Company under Section 709(b) of the Code shall be accounted for as provided therein;

(iii)
including as a deduction any losses incurred by the Company in connection with the sale or exchange of property notwithstanding that such losses may be disallowed to the Company for federal income tax purposes under the related party rules of Code Section 267(a)(1) or 707(b); and

(iv)
calculating the gain or loss on disposition of Company assets and the depreciation, amortization or other cost recovery deductions, if any, with respect to the Company's assets by reference to their Book Value rather than their adjusted tax basis.

(f)
Percentage Interest.  The Percentage Interests of the Members shall be adjusted due to subsequent events (e.g., admission of Additional Members and withdrawal of Members) as contemplated in this Agreement, with any adjustments to be reflected in an amended Exhibit A which will be prepared by the Company.  All Member Interests shall be treated as fully vested for all purposes until, if ever, forfeited.  A Member who forfeits the Unvested Percentage will have no obligation to return previously received distributions with respect to such forfeited Unvested Percentage.

6.3. Allocation of Net Income or Loss.
(a)	Net Income. All Net Income, if any, of the Company for each Fiscal Year or Interim Period shall be allocated as follows:
(i)	Net Income shall be allocated to the Members to the extent and in reverse priority that items of Loss of the Company have been allocated to such Members pursuant to Paragraph 6.3(b) and items of Net Income have not been previously allocated to offset such items of Loss pursuant to this Paragraph 6.3(a)(1).
(ii)	Profit and credit shall then be allocated to each Member in accordance with each Member's Percentage Interest.
(b)	Net Loss. All Net Loss, if any, of the Company for each Fiscal Year or Interim Period shall be allocated as follows:
(i)
Any Net Loss shall be allocated to the Members in accordance with each Member's Percentage Interest; provided, however, that any Net Loss that would cause an Adjusted Capital Account Deficit shall be reallocated to the other Members in proportion to their respective positive Capital Account balances (excluding the Members that would have an Adjusted Capital Account Deficit) and if no Members have a positive Capital Account balance, any remaining Net Loss shall be allocated to the Members on a pro rata basis based on the liabilities allocated to such Members in accordance with Section 752 and the regulations thereunder.

(c)
Additional Provisions.  Notwithstanding the above, the Board of Managers may make any other special allocation in order to more fairly reflect the intended substantial economic effect of such items and each Member's economic interest therein (such as in the case of any receipt of life insurance proceeds and use of such proceeds to redeem the interest of a deceased Member).

ARTICLE VII
EXPENSES
The Company shall pay all costs and expenses that it incurs in connection with its activities.  Each of the Members shall be reimbursed by the Company for reasonable and Board of Managers approved expenses incurred by such Member relating to the Company's business; a Member shall not be entitled to reimbursement simply because an expense is related to the Company's business and is a deductible "business expense" as defined in the Code.
ARTICLE VIII
 DISTRIBUTIONS
   8.1. Interest.  No interest shall be paid to any Member on account of his interest in the capital of, or on account of his investment in, the Company.
   8.2. Tax Distributions.   The Company shall distribute to the Members cash sufficient to pay each Member's federal, state and local tax liability in respect of the allocation to such Member of Net Income for that Fiscal Year in excess of Net Losses and items of loss and deduction previously allocated to such Member (to the extent such Losses and items of loss and deduction have not offset a previous year's allocation of Net Income) pursuant to this Agreement

(computed taking into account the effect of allocations under Paragraphs 6.3(a) and 6.3(b)), determined using the highest marginal federal and state tax rates of any of the Members (such distributions being referred to herein as "Tax Distributions"); subject, in all events, to the Company having cash available for distribution, taking into account reasonable reserves, and subject to any restrictions in any loan agreements, credit agreements, or other financing documents of the Company or any subsidiary.  Partial Tax Distributions made to the Members under this Paragraph 8.2 will be made in proportion to their respective amounts calculated under the preceding sentence.  Subject to the foregoing, the Board of Managers will use reasonable efforts to cause the Company to make Tax Distributions on an estimated basis with respect to each of the four calendar quarters of each calendar year within fifteen (15) days of the end of such calendar quarter, and a final Tax Distribution on or before the April 15 next following the close of each calendar year.
   8.3. Additional Distributions.   The Board of Managers may, from time to time, make additional distributions of cash or Securities held by the Company among the Members in proportion to the positive balances of the each Member's Capital Account provided that:
(a)
Immediately prior to any distribution in kind of Securities (or other assets) pursuant to any provision of this Agreement, the difference between the fair market value and the Book Value of any Securities (or other assets) distributed shall be allocated to the Capital Accounts of the Members as Net Income or Net Loss pursuant to Article VI.

(b)	Securities distributed in kind pursuant to this Paragraph 8.3 shall be subject to such conditions and restrictions as the Board of Managers determines are legally required.
(c)
Notwithstanding anything to the contrary herein, any distributions of cash and Securities that would otherwise be made to a Member may, in the discretion of the Board of Managers, be retained by the Company and applied to reduce the balance of any obligation owed by the Member to the Company.

   8.4. Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, (a) the Company will not make a distribution to any Member in respect of such Member's ownership of a Member Interest if such distribution would violate the Delaware Act or other applicable law, and (b) the Company will not make any distribution to the extent prohibited by any loan agreement or any other financing agreement with any lender to the Company.
   8.5. Withholding.  Notwithstanding anything to the contrary in this Agreement, to the extent that the Company is required pursuant to applicable federal, state, local or foreign law, either (a) to pay tax (including estimated tax) on a Member's allocable share of Company Net Income or items of income or gain, whether or not distributed, or (b) to withhold and pay over to any tax authority any portion of a distribution otherwise distributable to a Member, the Company may pay over such tax or such withheld amount to the relevant tax authority, and such amount will be treated for all purposes hereof as a distribution to such Member at the time it is paid to the tax authority and will reduce the amount of the next distribution(s) to which the Member would otherwise be entitled.

    8.6.     Guaranteed Payments to Members.  For as long as and to the extent a Member provides services to the Company and receives payments in exchange for such services, such payments for services made without regard to the gross income or Net Income of the Company will be characterized for income tax purposes as "guaranteed payments" governed by Code Section 707(c).

ARTICLE IX
 ASSIGNMENT OR TRANSFER OF MEMBERS' INTERESTS; DRAG ALONG AND PURCHASE OPTION
    9.1. Restrictions on Transfers of Member Interests.   Except as otherwise provided by this Article IX, no Member may sell, assign, pledge, mortgage or otherwise dispose of or transfer all or any portion of his, her or its Member Interest in the Company without the prior written consent of the Board of Managers, which consent shall not be unreasonably withheld. Except as explicitly permitted by the provisions of this Article IX, each of the Members agrees with all other Members that such Member shall not transfer all or any portion of his, her or its Member Interest in the Company.  Upon an attempted voluntary or involuntary transfer or disposition of all or any portion of a Member Interest without the consent of the Board of Managers or as otherwise permitted under this Article IX, the Company may treat such transferring Member having withdrawn from the Company.
9.2. Permited Transfers of Member Interests.
(a)
Upon a Liquidity Event, a Member may sell, assign, pledge, mortgage or otherwise dispose of or transfer all or any portion of his, her or its Member Interest in the Company, subject to any applicable restriction pursuant to Rule 144 under the Securities Act.

(b)
A Member may sell, assign or otherwise transfer all or any portion of its Member Interest in the Company to (i) any Affiliate or (ii) to any successor or successors in interest to it in connection with any sale or transfer of all or substantially all of such Member's assets upon any sale or transfer of a majority in interest in such Member or any merger, consolidation or dissolution of such Member; provided, however, that any proposed sale, assignment or transfer pursuant to this paragraph to a successor or successor in interest that is investment fund or manager or adviser to any investment fund that has, intends to have or holds itself out as having more than 20% (calculated as to any one fund by aggregating all wholly owned subsidiaries of such fund) of its assets or business operations in, allocated, or dedicated to the business of providing debt capital to growth companies, such proposed sale, assignment or transfer shall require the consent of the Board of Managers.

   9.3. Substitute Members.   No transferee of a Member Interest may be admitted to the Company as a substitute Member without the consent of the Board of Managers, which consent shall be subject to the sole discretion of the Board of Managers and shall not be subject to challenge by any transferor or transferee.
   9.4. Drag Along, Tag Along and Repurchase Option.  The Company and Members shall be entitled to the rights and subject to the obligations provided in Exhibit E.
ARTICLE X
 DISSOLUTION AND LIQUIDATION OF THE COMPANY
   10.1. Liquidation Procedures.  Upon termination of the Company in accordance with Article II:
(a)	The affairs of the Company shall be wound up, the Company shall be dissolved and the Board of Managers shall appoint a liquidator.
(b)	Distributions in dissolution may be made in cash or in kind or partly in cash and partly in kind.
(c)
The liquidator shall use his, her or its best judgment as to the most advantageous time for the Company to sell investments or to make distributions in kind provided that any such sales shall be made as promptly as is consistent with obtaining the fair value thereof.

(d)	The proceeds of dissolution shall be applied to payment of liabilities of the Company and distributed to the Members in the following order:
(i)	to the creditors of the Company in the order of priority established by law;
(ii)	to the Members in respect of the positive balances in their Capital Accounts after all Net Income or Net Loss arising upon the liquidation have been allocated among the Members.
ARTICLE XI
 FINANCIAL ACCOUNTING AND REPORTS
  11.1. Financial and Tax Accounting and Reports.   The Company's tax return and IRS Form 1065, Schedule K-1, shall be prepared and delivered in a timely manner to the Members (but in no event later than ninety (90) days after the close of each of the Company's Fiscal Years).  The financial statements of the Company shall be prepared in accordance with the provisions of this Agreement and otherwise in accordance with generally accepted accounting principles consistently applied.  The Company shall transmit the Company's financial statements to each Member within ninety (90) days after the close of each of the Company's Fiscal Years.
  11.2. Supervision; Inspection of Books.   Proper and complete books of account of the affairs of the Company shall be kept at the principal office of the Company.  Such books shall, to the extent required by the Delaware Act, be open to inspection by a Member, at any reasonable time, upon reasonable notice, during normal business hours.
  11.3. Confidentiality.   The financial statements of the Company and other information provided to the Members shall be used by the Members solely in furtherance of their interests as Members and, subject to disclosures required by applicable law, each Member hereby agrees to maintain the confidentiality of such financial statements and other information provided to Members hereunder.
ARTICLE XII
 OTHER PROVISIONS
  12.1. Other Instruments and Acts. The Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Company.
  12.2. Binding Agreement.   This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the Members.
  12.3. Governing Law.   This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within Delaware.
  12.4. Notices.  All notices and other communications required or permitted hereunder must be in writing and will be deemed effectively given upon personal delivery or receipt (which must be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service, or responsive email if sent by email), addressed (a) if to any Member, at the address of such Member on file with the Company (including any e-mail address) or at such other address (including any e-mail address) as such Member furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers to Company's principal office.
  12.5. Power of Attorney. By signing this Agreement, the Members designate and appoint the Chief Executive Officer as their true and lawful attorney, in their name, place and stead to make, execute, sign and file such instruments, documents or certificates that may from time to time be required of the Company by the laws of the United States of America, the laws of the State of Delaware or any other state in which the Company shall conduct its investment activities in order to qualify or otherwise enable the Company to conduct its affairs in such jurisdictions; provided, however, that in no event shall the Chief Executive Officer be deemed to have the authority under this Paragraph 12.5 to take any action that would result in any Member losing the limitation on liability afforded by Paragraph 5.2 hereunder.  Such attorney is not hereby granted any authority on behalf of the Members to amend this Agreement except that, as attorney for each Member, the Chief Executive Officer shall have the authority to amend this Agreement and the Certificate as may be required to effect:
(a)	Admissions of Additional Members pursuant to this Agreement; or
(b)	Transfers of Members' interests pursuant to this Agreement.

  12.6. Amendment Procedure. Except as otherwise provided herein, this Agreement (and any exhibits to this Agreement) may be amended only with the written consent of the Board of Managers and a Majority in Interest.  No amendment shall, however, (i)  enlarge the obligations of any Member under this Agreement without the written consent of such Member, (ii) dilute the relative interest of any Member in the Net Income, Net Loss, distributions or capital of the Company without the written consent of such Member (except such dilution as is otherwise specifically permitted in this Agreement or as may result from additional Capital Contributions and/or capital commitments from the Members or admission of new Members as specifically permitted pursuant to this Agreement, provided such dilution is applied pro-rata among all Members in proportion to their relative interest in the Net Income or Net Loss, distributions or capital of the Company, as applicable), (iii) alter or waive the terms of Exhibit B without the consent of Oaktree, or (iv) alter or waive the terms of Paragraph 5.2 or this Paragraph 12.6.  The Company shall promptly furnish copies of any amendments to this Agreement and the Company's Certificate to all Members.
  12.7. Effective Date. This Agreement shall be effective on the date set forth in the first paragraph of this Agreement.
  12.8. Entire Agreement. This Agreement constitutes the entire agreement of the Members and supersedes all prior agreements between the Members with respect to the subject matter hereof, including without limitation the Prior Agreement.
  12.9. Titles; Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.
  12.10. Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
  12.11. Exculpation.  None of the members of the Board of Managers or officers of the Company shall be liable to any Member or the Company for (i) honest mistakes of judgment, (ii) for action or inaction taken reasonably and in good faith for a purpose that was reasonably believed to be in the best interests of the Company, (iii) for losses due to such mistakes, action or inaction, or (iv) to the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged or retained and supervised with reasonable care.  The exculpation under this Paragraph 12.11 shall not extend to any action that constitutes fraud or gross negligence.  The Board of Managers and officers may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care.  Notwithstanding any of the foregoing to the contrary, the provisions of this Paragraph 12.11 and of Paragraph 12.12 hereof shall not be construed so as to relieve (or attempt to relieve) any person of any liability by reason of recklessness or intentional wrongdoing or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 12.11 and of Paragraph 12.12 to the fullest extent permitted by law.
  12.12. Indemnification.  The Company agrees to indemnify, out of the assets of the Company only, any Member and his agents, to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) reasonable fees, costs, and expenses paid in connection with or resulting from any claim, action or demand against the Member, the Company or their agents that arise out of or in any way relate to the Company, its properties, business or affairs and (b) such claims, actions and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not apply to any conduct adjudged to constitute fraud or gross negligence.  Any person receiving an advance with respect to expenses shall be required to agree to return such advance to the Company in the event it is subsequently determined that such person was not entitled to indemnification hereunder.  Any indemnified party shall promptly seek recovery under any other indemnity or any insurance policies by which such indemnified party may be indemnified or covered or from any portfolio company in which the Company has an investment, as the case may be.  No payment or advance may be made under this Paragraph 12.12 to any person who may have a right to any other indemnity (by insurance or otherwise) unless such person shall have agreed, to the extent of any other recovery, to return such payments or advances to the Company.
  12.13. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Mateo County, California, in accordance with the rules, then in effect, of the American Arbitration Association.  Any award shall be final, binding and conclusive upon the parties.  A judgment upon the award rendered may be entered in any court having jurisdiction thereof.
  12.14. Tax Matters Partner; Partnership Representative.
(a)	For periods beginning prior December 31, 2017, Spreng shall be the Company's Tax Matters Partner under the Code ("TMP").
(b)
For periods after December 31, 2017, Spreng shall be the "partnership representative" within the meaning of as provided in Section 6223 of the Code (and any similar provisions under any applicable state or local or foreign tax laws) (the "Partnership Representative").  In the event any adjustment to any item of income, gain, loss, deduction or credit of the Company, or any Member's distributive share thereof, for a "reviewed year" (as defined in Code Section 6226(d)(1)) that would result in an imputed underpayment of the Company under Code Section 6225, each of the Company and each Member of the Company for the reviewed year agrees to timely take all actions under Code Section 6225(c) (and any Treasury Regulations or other IRS guidance issued thereunder) necessary (including filing amended tax returns) to eliminate such imputed underpayment.  To the extent that the Company is required to pay any tax as a result of an imputed underpayment, the Partnership Representative in its sole discretion shall allocate such tax in an equitable manner among the Members (including a former Member) who were Members in the reviewed year.  At the election of the Board of Managers in its sole discretion, any such tax allocated to a Member (or former Member) shall be treated as (i) a distribution to such Member at the time it is paid to the tax authority and will reduce the amount of the next distribution(s) to which the Member would otherwise be entitled, or (ii) a loan to the Member (or former Member), which loan shall be repaid by the Member (or former Member) within thirty (30) days of the time it is paid to the tax authority; provided that if such loan is not repaid within such thirty (30) days, such loan shall accrue interest at the LIBOR plus 5% retroactive to the date the liability is paid to the tax authority.

(c)
The TMP/Partnership Representative shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service ("IRS") and in connection with all subsequent administrative and judicial proceedings arising out of such audit.  The fees and expenses of such, and all expenses incurred by the TMP/Partnership Representative in serving as the TMP/Partnership Representative, shall be Company expenses and shall be paid by the Company.  Notwithstanding the foregoing, it shall be the responsibility of the Members, at their expense, to employ tax counsel to represent their respective separate interests.  If the TMP/Partnership Representative is required by law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Members, then the TMP/Partnership Representative may, in his sole discretion, seek reimbursement from or charge such fees and expenses to the Members on whose behalf such fees and expenses were incurred.  The TMP/Partnership Representative shall keep the Members informed of all administrative and judicial proceedings and shall furnish a copy of each notice or other communication received by the TMP/Partnership Representative from the IRS to each Member, except such notices or communications as are sent directly to such Member by the IRS.

(d)
The TMP/Partnership Representative shall have the right to resign by giving thirty (30) days' written notice to the Members.  Upon the resignation, dissolution or Bankruptcy of the TMP/Partnership Representative, a successor TMP/Partnership Representative shall be elected by the Majority in Interest.

(e)
To the fullest extent permitted by law, the Company agrees to indemnify the TMP/Partnership Representative and his agents and save and hold them harmless from and in respect to all (i) reasonable fees, costs and expenses in connection with or resulting from any claim, action or demand against the TMP/Partnership Representative or the Company that arise out of or in any way relate to the TMP/Partnership Representative's status as

TMP/Partnership Representative for the Company, and (ii) all such claims, actions and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action or demand; provided that this indemnity shall not extend to conduct by the TMP/Partnership Representative adjudged (i) not to have been undertaken in good faith to promote the best interests of the Company or (ii) to have constituted recklessness or intentional wrongdoing by the TMP/Partnership Representative.
ARTICLE XIII
 MISCELLANEOUS TAX COMPLIANCE PROVISIONS
   13.1. Substantial Economic Effect.  The provisions of Article VI and the other provisions of this Agreement relating to the maintenance of Capital Accounts and procedures upon liquidation of the Company are intended to comply generally with the provisions of Treasury Regulation Section 1.704-1, and shall be interpreted and applied in a manner consistent with such Regulations; and, to the extent the subject matter thereof is otherwise not addressed by this Agreement, the provisions of Treasury Regulations Section 1.704-1 are hereby incorporated by reference unless the Board of Managers shall determine that such incorporation will result in economic consequences inconsistent with the economic arrangement among the Members as expressed in this Agreement.
   13.2. Income Tax Allocations.
(a)
Except as otherwise provided in this Paragraph or as otherwise required by the Code and the rules and Treasury Regulations promulgated thereunder, Company income, gain, loss, deduction, or credit for income tax purposes shall be allocated in the same manner the corresponding book items are allocated pursuant to this Agreement.

(b)
In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value.

(c)
In the event the Book Value of any Company asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

   13.3. Recharacterizations of Certain Transactions.  Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest in the Company to a Member or the recharacterization of a distribution as a payment for tax purposes shall be allocated among the Members so that (after effecting appropriate adjustments to the Capital Accounts of the Members to reflect the tax treatment of the issuance or the recharacterization) the aggregate amount (including any distributions recharacterized as payments for tax purposes and any amounts received upon liquidation of the Company) that each Member is entitled to receive from the Company over the life thereof (and each accounting period thereof) is equal to the aggregate amount that each such Member would have been entitled to receive had the issuance resulted in no income, gain, loss or deduction to either the Company or any of its Members (including the recipient of the Company interest) or had the recharacterization not occurred, as the case may be.  In addition, to the extent possible without contravening the preceding sentence, any such recharacterization items shall be allocated in a manner that puts each Member, as soon as possible, in the same after-tax position as the Member would have been in had the issuance resulted in no income, gain, loss or deduction to either the Company or any of its Members (including the recipient of the Company interest) or had the recharacterization not occurred, as the case may be.
  13.4. Sharing Arrangement; Interest in Company Items.  The Members agree that the allocation and distribution provisions contained in this Agreement represent the sharing arrangement as between the Members and represent their interests in such allocated items and, therefore, in the event that any transaction or relationship between the parties to this Agreement is recharacterized, allocations and adjustments hereunder shall be made in a manner which maintains the Capital Account balances of the Members and the rights of the Members to receive distributions at the same levels they would have been had no such recharacterization occurred.

[Signature pages to follow]

IN WITNESS WHEREOF, the Company and the Initial Members have executed this Operating Agreement as of the date first above written.

COMPANY:	MEMBERS:
GSV GROWTH CREDIT LLC Signature:______________________________ Name: R. David Spreng Title: President	GSVGC MANAGEMENT HOLDINGS LLC Signature:______________________________ Name: R. David Spreng Title: Chief Executive Officer and President
DAVID SPRENG 2016 IRREVOCABLE LIFE INSURANCE TRUST ______________________________________ R. David Spreng, Trustee
GSV ASSET MANAGEMENT, LLC Signature:______________________________ Name: Title:
GSV FINANCIAL GROUP, LLC Signature:______________________________ Name: Title:
______________________________________ R. David Spreng
Thomas B. Raterman 1996 Trust By:____________________________________ Thomas B. Raterman, Trustee
______________________________________ Matthew Hanson
Each Member must consult with his or its tax adviser to determine whether to file an 83(b) Election with the IRS.  An 83(b) election must be filed within 30 days following the issuance of the applicable Member Interest.  The Company is not responsible for and will not file 83(b) elections on behalf of the Initial Members.

[SIGNATURE PAGE TO GSV GROWTH CREDIT LLC OPERATING AGREEMENT]

MEMBERS:
Bonseph Holdings Limited By: Its: By: _________________________ Name: Title:
Brookpark Holdings Inc. By: Its: By: _________________________ Name: Title:
Kirsh Family (Diamondzone) Holdings By: Its: By: _________________________ Name: Title:
Brookpark Holdings Inc. By: Its: By: _________________________ Name: Title:
Vintage Equities (Pickering) Inc. By: Its: By: _________________________ Name: Title:
Each Member must consult with his or its tax adviser to determine whether to file an 83(b) Election with the IRS.  An 83(b) election must be filed within 30 days following the issuance of the applicable Member Interest.  The Company is not responsible for and will not file 83(b) elections on behalf of the Initial Members.

[SIGNATURE PAGE TO GSV GROWTH CREDIT LLC OPERATING AGREEMENT]

MEMBERS:
JAS 1325 Ontario Inc. By: Its: By: _________________________ Name: Title:
2391247 Ontario Inc. By: Its: By: _________________________ Name: Title:
1113680 Ontario Inc. By: Its: By: _________________________ Name: Title:
2490362 Ontario Inc. By: Its: By: _________________________ Name: Title:
Each Member must consult with his or its tax adviser to determine whether to file an 83(b) Election with the IRS.  An 83(b) election must be filed within 30 days following the issuance of the applicable Member Interest.  The Company is not responsible for and will not file 83(b) elections on behalf of the Initial Members.

[SIGNATURE PAGE TO GSV GROWTH CREDIT LLC OPERATING AGREEMENT]

MEMBERS:
OCM GROWTH HOLDINGS, LLC By: Oaktree Fund GP, LLC Its: Manager By: Oaktree Fund GP I, L.P. Its: Manager By: _________________________ Name: Title: By: _________________________ Name: Title:
Each Member must consult with his or its tax adviser to determine whether to file an 83(b) Election with the IRS.  An 83(b) election must be filed within 30 days following the issuance of the applicable Member Interest.  The Company is not responsible for and will not file 83(b) elections on behalf of the Initial Members.

[SIGNATURE PAGE TO GSV GROWTH CREDIT LLC OPERATING AGREEMENT]

COUNTERPART SIGNATURE PAGE TO
 GSV GROWTH CREDIT LLC OPERATING AGREEMENT FOR
ADDITIONAL MEMBERS

The undersigned Additional Member hereby acknowledges that he or she has carefully read and fully understand the GSV Growth Credit LLC Operating Agreement dated March 29, 2016 (the "Operating Agreement") and hereby agrees to become a Member of the Company and a party to the Operating Agreement.

ADDITIONAL MEMBER:

Signature:______________________________
 Name:
Address:

SS#: _________________________________

Additional Member may also be required to provide Company with investment representation statement.

If vesting is applicable, Additional Member should consider filing an 83(b) election with the IRS.  83(b) election must be filed within 30 days of the date Member Interest is issued.
MEMBER INTEREST : Percentage Interest: __________% Profits Interest (check if applicable) ☐ Capital Interest (check if applicable) ☐ Committed Capital Contribution: $_________ Vesting:
Agreed and accepted: GSV GROWTH CREDIT LLC Signature:_____________________________ Name: R. David Spreng Title: Chief Executive Officer and President Date: ______________________________

[SIGNATURE PAGE TO GSV GROWTH CREDIT LLC OPERATING AGREEMENT]

EXHIBIT A
Members' Capital Contributions;
Percentage Interests; Capital Accounts
 as of December 15, 2016

Name	Capital Contributions	Percentage Interest	Capital Account
GSVGC Management Holdings LLC	$0	36.33889%	$0
DAVID SPRENG 2016 IRREVOCABLE LIFE INSURANCE TRUST	$0	32.00000%	$0
OCM Growth Holdings, LLC	$50,000	20.00000%	$50,000
GSV Asset Management, LLC	$0	7.00000%	$0
GSV Financial Group LLC	$0	0.50000%	$0
R. David Spreng	$0	0.05000%	$0
Thomas B. Raterman 1996 Trust	$0	0.05000%	$0
Matthew Hanson	$0	0.05000%	$0
Bonseph Holdings Limited	$0	2.22222%	$0
Brookpark Holdings Inc.	$0	0.45556%	$0
Kirsh Family (Diamondzone) Holdings	$0	0.22222%	$0
Vintage Equities (Pickering) Inc	$0	0.22222%	$0
JAS 1325 Ontario Inc.	$0	0.22222%	$0
2391247 Ontario Inc.	$0	0.22222%	$0
1113680 Ontario Inc.	$0	0.22222%	$0
2490362 Ontario Inc.	$0	0.22222%	$0
Totals	$50,000	100.00%	$50,000

A-1

EXHIBIT B
BOARD OF MANAGERS

1. Number; Appointment.  The authorized number of members of the Board of Managers (each, a "Board Member") will be four Board Members, and will consist of the following:
a. so long as Spreng is a Member, two members elected by Spreng (the "Spreng Board Members"), who will initially be R. David Spreng and Kevin S. Spreng;
b. so long as GSV's Percentage Interest is at least 5.0%, one member elected by the GSV Asset Management, LLC (the "GSV Board Member"), who will initially be Michael T. Moe; and
c. so long as Oaktree continues to (i) be committed to fund the BDC and/or (ii) hold shares of common stock of the BDC at least equal to, in the aggregate, $41.66 million, at least one member elected by Oaktree, who will initially be Brian Laibow (the "Oaktree Board Member").
The number of Board Members after the date hereof will be determined from time to time by the Board of Managers.  If the Board of Managers consists of an even number of Board Members, tie votes will be decided by the Chairman.  The initial Chairman of the Board of Managers will be R. David Spreng.

2. Tenure.  Except as otherwise provided by law or by this Agreement, each Board Member will hold office until he or she sooner dies or resigns, or is removed by the holders of the Majority in Interest; provided, however, so long as Oaktree and GSV each have the right to elect a member of the Board of Managers, the GSV Board Member and the Oaktree Board Member may only be replaced by GSV or Oaktree, respectively, with such individual being subject to the approval of the Chairman, which approval will not be unreasonably withheld.
3. Vacancies.  Any vacancy on the Board of Managers shall be filled only by the Member entitled to appoint such Board Member in accordance with Section 1, if applicable. If vacant position is not subject to appointment pursuant to Section 1, such vacancy shall be filled by holders of a Majority in Interest.  The Board of Managers will have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Board Members required for a quorum or for any vote or other actions.
4. Regular Meetings.  Regular meetings of the Board of Managers will be held with reasonable notice on a quarterly basis within or without the State of Delaware and at such other times as the Board of Managers may from time to time determine.
5. Special Meetings.  Special meetings of the Board of Managers may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the Chairman of the Board of Managers, the President, or by one-third or more in number of the Board of Managers, reasonable notice thereof being given to each

Board Member by the Secretary or by the Chairman of the Board, if any, the President or any one of the Board Members calling the meeting.
6. Notice.  It will be reasonable and sufficient notice to a Board Member to send notice by overnight delivery, e-mail or by facsimile at least five days before the meeting addressed to such Board Member at such Board Member's usual or last known business or residence address or to give notice to such Board Member in person or by telephone at least five days before the meeting.  Notice of a meeting need not be given to any Board Member if a written waiver of notice, executed by such Board Member before or after the meeting, is filed with the records of the meeting, or to any Board Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Board Member.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.
7. Quorum.  No action may be taken at a meeting of the Board of Managers or at a meeting of a committee of the Board of Managers unless a quorum is present.  Except as may be otherwise required by law, at any meeting of the Board of Managers or a committee thereof a majority of the voting power of the Board of Managers (or with respect to a committee of the Board of Managers, a majority of the voting power of such committee) will constitute a quorum; provided, however, that the Chairman must be present at the meeting for a quorum to be present.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.
8. Action by Vote.  On all matters considered by the Board of Managers, each Board Member will be entitled to one vote.  Except as may be otherwise required by law or this Agreement, when a quorum is present at any meeting the vote of a majority of the Board Members will be the act of the Board of Managers. In addition, notwithstanding anything to the contrary in this Agreement, so long as Oaktree has the right to appoint the Oaktree Board Member, the following actions will require the consent of the Oaktree Board Member:
(a)	present for approval to the BDC's board of directors or otherwise cause the BDC to take the following actions:
(i)	adopt, amend or approve any annual budget, operating budget or business plan; provided that the Oaktree Director will consent to the Approved Budget included as Exhibit F to the Agreement,
(ii)	issue any debt or equity securities in excess of $25.0 million,
(iii)	complete an initial public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any other applicable securities laws, or
(iv)	amend, alter or repeal any of the formation documents of the BDC or to change the fundamental nature of the BDC that would negatively impact the Oaktree; or
(b)	permit the Company or any of its subsidiaries to:

(i)
commence any voluntary proceedings (or fail to object to any involuntary proceedings) under, or file any petition seeking relief under, Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other U.S. federal or state bankruptcy, insolvency or similar law,

(ii)	the making, execution, or delivery on behalf of the Company of any assignment for the benefit of creditors or any confession of judgment,
(iii)
liquidate, dissolve, wind-up, effect any reorganization, reclassification, recapitalization or consolidation of the Company; provided, however, that such consent shall not be required in the event that the Company shall cease to be the adviser of the BDC,

(iv)
authorize the issuance or sale, agree to issue or sell, or issue or sell to any Person any additional Member Interests other than additional Member Interests that are, by their terms, expressly equal to or subordinate to the distributions payable in respect of current Members, or

(v)	authorize or require Oaktree to make any additional Capital Contributions.
9. Proxies; Designee.  A Board Member may vote at a meeting of the Board of Managers or any committee thereof either in person or by proxy executed in writing by such Board Member.  Proxies for use at any meeting of the Board of Managers or any committee thereof or in connection with the taking of any action by written consent will be filed with the Board of Managers, before or at the time of the meeting or execution of the written consent as the case may be.  Any Member who has appointed a Board Member may appoint a designee to participate on behalf of the Board Member appointed by such party at any meeting and such designee shall count for purposes of determining a quorum and shall have all rights of the Board Member at such meeting, including, but not limited to, voting on behalf of such Board Member.
10. Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if reasonable prior written notice (which may include notice by electronic mail) thereof is given (and in no event less than seventy-two (72) hours prior written notice is given absent exigent circumstances) to each of the Board Members, and at least the number of Board Members who would be required to approve or authorize such action at a meeting at which all Board Members entitled to vote thereon were present and voted consent thereto in writing or by electronic communication and such writing or writings are filed with the records of the meetings of the Board of Managers.  Such consent will be treated for all purposes as the act of the Board of Managers.
11. Participation in Meetings by Conference Telephone.  Board Members may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation will constitute presence in person at such meeting.

12. Compensation.  Each Board Member will be reimbursed for such Board Member's reasonable out-of-pocket expenses incurred in the performance of such Board Member's duties as a Board Member and shall receive such compensation for service on the Board of Managers as may be approved by a majority of the disinterested Members of the Board of Managers.  Nothing contained in this Section will be construed to preclude any Board Member from serving the Company in any other capacity and receiving reasonable compensation therefor.
13. Committees.  The Board of Managers may, by vote of a majority of the Board of Managers, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the Board Members and any other individual as designated by the Board of Managers, (b) designate one or more Board Members or other individuals as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee and (c) determine the extent to which each such committee will have and may exercise the powers of the Board of Managers in the management of the business and affairs of the Company, excepting, however, such powers that by law or by this Agreement they are prohibited from so delegating; provided that notwithstanding anything to the contrary in the foregoing Spreng shall be entitled to participate in any committee established by the Board of Managers.  In the absence or disqualification of any member of such committee and his or her alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Managers to act at the meeting in the place of any such absent or disqualified member.  Except as the Board of Managers may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Managers or such rules, its business will be conducted as nearly as may be in the same manner as is provided by this Agreement for the conduct of business by the Board of Managers.  Each committee will keep regular minutes of its meetings and report the same to the Board of Managers upon request.
a. Investment Committee(s).  The Board of Managers shall at all times have an Investment Committee for each Fund that will review and approve or reject all potential investment opportunities of such Fund.  The Chairman shall be a member of each such Investment Committee and may veto any investment decision otherwise approved by the Investment Committee.  The policies and procedures for each Investment Committees shall be approved by the Board of Managers and set forth on an appendix to this Exhibit B.

* * * * *

Appendix - Investment Committee for GSV Growth Credit Fund Inc.

The Board of Managers' Investment Committee for the BDC (the "BDC Investment Committee") shall initially consist of five members that shall review and approve or reject all potential investment opportunities of the BDC.  The BDC Investment Committee shall initially consist of Spreng, as chairman of the BDC Investment Committee, Thomas Raterman, Matthew Hanson, Michael Moe and, for so long as Oaktree continues to have the right to elect the Oaktree Board Member, one member of the BDC Investment Committee appointed by Oaktree, who shall initially be Brian Laibow (the "Oaktree Investment Committee Member").  The Oaktree Investment Committee Member may only be replaced by Oaktree with an individual consented to by the Chairman, which consent will not be unreasonably withheld.

The BDC Investment Committee will review and approve or reject all potential investment opportunities of the BDC.  Each investment opportunity of the BDC must be approved by a majority of the BDC Investment Committee, which majority approval must include the approval of Spreng.  In addition, any investment by the BDC that is outside of the Oaktree Investment Criteria will require the affirmative vote of the Oaktree Investment Committee Member.For purposes of the BDC Investment Committee, the Oaktree Investment Committee Criteria shall mean investments that meet the following investment criteria:

Loan to value:	Less than 10%
Total return target:	Greater than 18%
Current return target:	Greater than or equal to 10%
Investment Size:	Up to $10.0 million
Portfolio concentration:	No more than 70% in either sponsored or non-sponsored deals
Geography:	U.S. based investments
Industry restrictions:	None of the following: restaurants, real estate, brick-and-mortar retail

BDC Investment Committee Appendix-B1

EXHIBIT C
OFFICERS
1. Election.  The officers may be elected by the Board of Managers at any time.  At any time or from time to time the Board Members may delegate to any officer their power to elect or appoint any other officer or any agents.
2. Tenure.  Each officer will hold office until his or her respective successor is chosen and qualified unless a shorter period is specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.  Each agent will retain his or her authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.
3. Chairman of the Board of Managers, President and Vice President.  The Chairman of the Board of Managers, if any, will have such duties and powers as may be designated from time to time by the Board of Managers.  Unless the Board of Managers otherwise specifies, the Chairman of the Board of Managers, or if there is none the President, will preside, or designate the person who will preside, at all meetings of Members and of the Board of Managers.  Unless the Board of Managers otherwise specifies, the President will be the chief executive officer and will have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, will have general charge and supervision of the business of the Company.  Any Vice Presidents will have duties as may be designated from time to time by the Board of Managers, by the Chairman of the Board of Managers or the President.
The initial Chairman, President and CEO is R. David Spreng. Mr. Spreng shall serve in this capacity until the earlier of his termination by the Board of Managers for Cause, death, total disability (as defined below) or resignation. For purposes of this Section 3, a Board Member shall be deemed to have become "totally disabled" if the Board Member is physically and/or mentally incapable of performing the services normally performed by a person occupying a position comparable to that in which the Board Member is employed by the Company for a period of at least ninety consecutive days.  The determination as to a Board Member's total disability shall be made by a licensed physician who is familiar with the Board Member's condition and who is not related by blood or marriage to any Member.  The Company and the other Members may rely upon written notice of a determination made under the provisions of this Section.

4. Treasurer and Assistant Treasurers.  Unless the Board of Managers otherwise specifies, the Treasurer (or if no Treasurer is elected, the President) will be the chief financial officer of the Company and will be in charge of its funds and valuable papers, and will have such other duties and powers as may be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, or the President.  If no Controller is elected, the Treasurer (or if no Treasurer is elected, the President) will, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller.  Any Assistant Treasurers will have

C-1

such duties and powers as may be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, the President or the Treasurer.
5. Secretary and Assistant Secretaries.  The Secretary will record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and will file therein all actions by written consent of the Board of Managers.  In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, will record the proceedings thereof.  The Secretary will keep or cause to be kept records that will contain the names and record addresses of all Unit Holders.  The Secretary will have such other duties and powers as may from time to time be designated by the Board of Managers, the Chairman of the Board of Managers or the President.  Any Assistant Secretaries will have such duties and powers as may be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, the President or the Secretary.
6. Vacancies.  If the office of any officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor.  Each such successor will hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.
7. Resignation and Removal.  Except as described in Paragraph 3 of this Exhibit C, the Board of Managers may at any time remove any officer either with or without Cause.  The Board of Managers may at any time terminate or modify the authority of any agent.  Any officer may resign at any time by delivering his or her resignation in writing to the Chairman of the Board of Managers, the President or the Secretary or to a meeting of the Board of Managers.  Such resignation will be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation will so state.

* * * * * *

C-2

EXHIBIT D
LICENSE AGREEMENT

D-1

EXHIBIT E
DRAG ALONG, TAG ALONG AND PURCHASE OPTION

ARTICLE I
 DRAG ALONG RIGHTS
          1.1. Drag-Along Rights. In the event a bona fide sale of all Member Interests, directly or indirectly, in a single transaction or a series of related transactions, to a third party that is not the Company (a "Third Party Sale") is approved by the holders of at least 76%  of the Percentage Interests, each and every one of the Members agrees to sell in such Third Party Sale all Member Interests held by such Members for the same form and amount of consideration per class or series of Member Interest and otherwise on the same terms and conditions upon which all other Members sell or are deemed to sell their Member Interests.
(a)
Each Member hereby waives, to the extent permitted by applicable law, all rights to object to or dissent from such Third Party Sale (including without limitation any dissenter's rights, appraisal rights or similar rights under Section 18-210 of the Delaware Act) and hereby agrees to consent to and raise no objections against such Third Party Sale.  The Company and the Members hereby agree to cooperate fully in any Third Party Sale and not to take any action prejudicial to or inconsistent with such Third Party Sale.

(b)
The Company shall provide a written notice (the "Drag-Along Notice") of the Third Party Sale to all Members. The Drag-Along Notice must set forth the consideration for each class or series of Member Interest to be paid in such Third Party Sale and the other terms and conditions of the Third Party Sale and include copies of the documents to be executed by the Members (collectively, "Ancillary Documents"), which may include, but not be limited to, transfer agreements, sale agreements, escrow agreements, consents, assignments, releases and waivers, non-solicitation agreements and confidentiality agreements. Not later than ten (10) days after receipt of the Drag-Along Notice, each of the Members shall deliver to the Company an unconditional agreement in writing to sell all of such Member's right, title and interest in such Member Interest pursuant to this Section 1.1 simultaneously with the consummation of such Third Party Sale against delivery to such Members of the consideration therefor and all Ancillary Documents required to be executed in connection with such Third Party Sale (the release of which may be conditioned upon consummation of the Third Party Sale).   In the event that any Member receives a Drag-Along Notice pursuant to this Section 1.1, such Member agrees to use its commercially reasonable efforts, in good faith and in a timely manner, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third parties are obtained), to consummate the proposed transactions contemplated by this Section 1.1.  If any vote is required by applicable law, each Member agrees that, in addition to any of the requirements of the immediately preceding sentence, such Member shall vote all of its Member Interest in favor of the transaction (to the extent such Member has voting rights under this Agreement).
(c)
The amount of consideration payable for purposes of this Section 1.1 shall be the Drag-Along Liquidation Value with respect to a Member's Member Interest being sold in the Third Party Sale.  The "Drag-Along Liquidation Value" for a Member shall be determined by taking the implied value of the Company's assets (as determined in the good faith, reasonable discretion of the Board of Managers, based on the value the acquirer is willing to pay in the Third Party Sale, such determination to be final and binding on the Members) and treating such amount as if it were distributed to the Members pursuant to Section 10.1(d) of the Agreement.

(d)
Notwithstanding the foregoing, a Member will not be required to comply with Section 1.1 in connection with any Third Party Third Party Sale unless: (i) any representations and warranties to be made by such Member in connection with the Third Party Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Member's Interest; (ii) the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Third Party Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members); (iii) the liability for indemnification, if any, of such Member in the Third Party Sale and for the inaccuracy of any representations and warranties made by the Company or its Members in connection with such Third Party Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Third Party Sale; and (iv) upon the consummation of the Third Party Sale, each holder of each class or series of the Company's Interests will receive the same form of consideration for their Interests as is received by other holders in respect of their same class or series of Interests.

(e)
Each Member hereby grants to the person then serving as the Chief Executive Officer of the Company a power-of-attorney to sign any and all agreements and instruments that are being executed in connection with a Third Party Sale pursuant to Section 1.1 and that are in accordance with the provisions of such section on behalf of such Member in its capacity as a Member of the Company.
ARTICLE II
TAG ALONG RIGHTS

2.1. Tag Along Rights. In the event a sale of Member Interests authorized under Article IX by a Member or Members who hold no less than 51% of the Percentage Interests collectively (the "Selling Member") to a third party that is not the Company (the "Tag-along Purchaser") and the Selling Member cannot or has not elected to exercise its drag-along rights set forth in Article I above, each other Member (each, a "Tag-along Member") shall be permitted to participate in such sale (a "Tag-along Sale") on the terms and conditions set forth in this Article II.
(a)
Prior to the consummation of the sale described in Section 2.1, the Selling Member shall deliver to the Company and each other Member a written notice (a "Sale Notice") of the proposed Tag-along Sale no more than ten (10) days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Members' rights hereunder and shall describe in reasonable detail:

(1)	the Percentage Interest to be sold by the Selling Member;
(2)	the name of the Tag-along Purchaser;
(3)	the purchase price and the other material terms and conditions of the Tag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;
(4)	the proposed date, time and location of the closing of the Tag-along Sale; and
(5)	a copy of any form of agreement proposed to be executed in connection therewith.
(b)
Each Tag-along Member shall exercise its right to participate in a sale of its Member Interests by the Selling Member by delivering to the Selling Member a written notice (a "Tag-along Notice") stating its election to do so and specifying the amount of its Member Interests to be sold by it no later than ten (10) days after receipt of the Sale Notice (the "Tag-along Period"). The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Article II. Each Tag-along Member shall have the right to sell in a Tag-along Sale a percentage of its

Percentage Interest equal to the product obtained by multiplying (x) the Percentage Interest held by the Tag-along Member by (y) a fraction (A) the numerator of which is equal to the percentage of the Selling Member's Percentage Interest that the Selling Member proposes to sell or transfer to the Tag-along Purchaser and (B) denominator of which is equal to the Percentage Interest then held by such Selling Member.
(c)
The Selling Member shall use its reasonable efforts to include in the proposed sale to the Tag-along Purchaser all of the Member Interests that the Tag-along Members have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Tag-along Purchaser shall not be required to purchase any Member Interest in excess of the amount set forth in the Sale Notice. In the event the Tag-along Purchaser elects to purchase less than all of the Member Interest sought to be sold by the Tag-along Members, the amount of Member Interest to be sold to the Tag-along Purchaser by the Selling Member and each Tag-along Member shall be reduced so that each such Member is entitled to sell its pro rata portion of the Member Interest the Tag-along Purchaser elects to purchase (which in no event may be less than the amount of Member Interest set forth in the Sale Notice).

(d)
Each Tag-along Member who does not deliver a Tag-along Notice in compliance with clause (b) above shall be deemed to have waived all of such Tag-along Member's rights to participate in such Tag-along Sale, and the Selling Member shall (subject to the rights of any participating Tag-along Member) thereafter be free to sell to the Tag-along Purchaser its Member Interest at a Tag-Along Price that is no greater than the Tag Along Price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members. The "Tag-Along Price" means the price per 1% percent of the Selling Member's Percentage Interest proposed to be sold to the Tag-along Purchaser, calculated by dividing (A) the total sale price of the proposed sale by (B) the Percentage Interest to be acquired by the third party, each as set forth in the Sale Notice.

(e)
Each Member participating in a Tag-along Sale shall receive the same Tag-Along Price after deduction of such Member's proportionate share of the related expenses in accordance with paragraph (f) below.

(f)
Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Member, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself);

provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each other Tag-along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Member in connection with any sale consummated pursuant to this Article II.
(g)
The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Tag-along Purchaser, shall be shared by all the Tag-along Members on a pro rata basis, based on the consideration received by each Tag-along Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Article II.

(h)
Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(i)
The Selling Member shall have ninety (90) days following the expiration of the Tag-along Period in which to sell the Member Interest described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one hundred and twenty (120) days to the extent reasonably necessary to obtain any required regulatory approvals). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a sale of its Member Interest subject to this Article II without again fully complying with the provisions of this Article II.

(j)
If the Selling Member sells or otherwise transfers to the Tag-along Purchaser any of its Member Interest in breach of this Article II, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the amount of Member Interest that such Tag-along Member would have had the right to sell to the Tag-along Purchaser pursuant to this Article II, for a Tag-Along Price in the amount and form of consideration and upon the term and conditions on which the Tag-along Purchaser bought such Member Interest from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Article II shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Article II. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member's rights under this paragraph (j).
ARTICLE III
MEMBER INTEREST PURCHASE OPTION

3.1. Option to Purchase Member Interests.  With respect to a Member, upon the occurrence of the Member's Bankruptcy, death, disability, dissolution or Termination of Service, or the Member's attempted transfer of a Member Interest or portion thereof in violation of Article IX of the Agreement, the Company shall have the option to purchase the Vested Percentage of the Member's Member Interest pursuant to this Article III and any Unvested Percentage of a Member's Member Interest will be automatically forfeited.   A Member whose Member Interest is subject to the option provided in this Section 3.1 is referred to as a "Leaving Member."  Notwithstanding the foregoing, with respect to the Initial Members only, only Termination of Service for Cause by the Company or voluntary Termination of Service by the Initial Member will result in forfeiture of the Unvested Percentage of the Initial Member's Member Interest.  In all other cases, for purposes of this Article III, the Vested Percentage of the Member Interest of a Leaving Member who is an Initial Member will be deemed to be the Leaving Member's Percentage Interest.
3.2. Notification of Exercise of Purchase Option.  In connection with any exercise of the option pursuant to this Article III, the Company shall, within thirty (30) business days after the date on which Company first learns of the event triggering the right to exercise the option under Section 3.1, give the Leaving Member written notice (the "Option Exercise Notice") if it will purchase such Leaving Member's Member Interest.
3.3.     Purchase Price; Challenge to Purchase Price.
(a)	A Leaving Member's entire Member Interest, if purchased, will be purchased at a price equal to the positive amount (if any) determined as follows (the "Purchase Price"):
(1)
an amount equal to the product of (x) the amount that would be distributed to the Leaving Member in the event that the Company sold all of its assets for the then current fair market value and was liquidated multiplied by (y) of the Leaving Member's Vested Percentage;

(2)
reduced, by an amount determined by the Board of Managers, in good faith (and without limiting any other right or remedy of the Company under this Agreement, at law or in equity), to be the damages to the Company resulting from the Leaving Member's actions constituting "Cause," as determined by the Board of

Managers (in each case excluding the Leaving Member), whether at the time of the Leaving Member's termination or thereafter, or the Leaving Member's resignation to compete with the Company directly or through other business ventures, as determined by the Board of Managers (in each case excluding the Leaving Member), which reduction may be effected at any time, including retroactively in the case of any such determination being made after a Leaving Member's termination; and
(3)	further reduced by any indebtedness of the Leaving Member to the Company.
(b)
The fair market value of all of the Company's asset's shall be determined by a single, independent appraiser experienced in valuing businesses such as the Company selected by the Board of Managers.  The valuation shall be based upon the price which a willing buyer, being under no compulsion to buy, would pay for the assets of the Company and which a willing seller, being under no compulsion to sell, would accept for such assets.  The Company will pay the cost of such appraiser and will use reasonable efforts to obtain and provide a written appraisal report within thirty (30) days after selecting the appraiser.

(c)
The Leaving Member will have a period of ten (10) days after receipt of the initial appraisal under Section 3.3(b) to review the appraisal and to object to its use in calculating the Purchase Price of the Leaving Member's Member Interest.  If the Leaving Member fails to notify the Company of any objection, then the appraisal value will be used in the calculation under Section 3.3(a).  If the Leaving Member provides timely notice of its objection, then the Leaving Member will have ten (10) days from the notice to select a second, single, independent appraiser experienced in valuing businesses such as the Company to establish an alternative substitute valuation for the Company in accordance with the standard set forth above.  The Leaving Member will pay the cost of such second appraiser and will use reasonable efforts to obtain and provide a written appraisal report within thirty (30) days after selecting the appraiser.

(d)
If the valuation determined by each of the appraisers is the same, such value will be used in the calculation under Section 3.3(a).  If the values are not the same, then the average of the appraisals will be used in the calculation under Section 3.3(a), so long as the higher of the two appraisals is no more than 120% of the lower appraisal.

(e)
If the higher of the two appraisals is more than 120% of the lower appraisal, then the Board of Managers (excluding the Leaving Member) and the Leaving Member shall select a third appraiser who will use reasonable efforts to obtain and provide a third written appraisal within thirty (30) days after selection, and the value to be used in the calculation under Section 3.3(a) will be equal to (A) the average of all three appraisals, so long as the highest of the three appraisals is no more than 120% of the lowest of the three appraisals; or (B) if the highest of the three appraisals is more than 120% of the lowest of the three appraisals, then the value with the greatest difference from the middle appraised value will be disregarded and the value used will be the average of the two remaining appraised valuations.  The cost of such third appraiser will be born 50% by the Company and 50% by the Leaving Member.
(f)
Only good faith, bona fide appraisals, completed in writing and delivered to the Company and the Leaving Member will be considered valid for purposes of Section 3.3.  The Company will allow its books, records, and operations to be available for review by all chosen appraisers for the purposes of valuing the Company.  In all cases, appraisals will exclude the value of any life insurance proceeds paid or payable to the Company to fund purchases of a Leaving Member's Member Interest.

(g)
In addition to the rights set forth in Section 3.3, a Leaving Member whose Purchase Price was reduced by any amount under Section 3.3(a)(2) will have the right to challenge the reduction (and only the reduction) under such clause at any time within the thirty (30) days following notice of such reduction.  Subject to such right, the Purchase Price resulting under Section 3.3, will be final, conclusive and binding, and the Leaving Member and the Company expressly waive the right to challenge the Purchase Price, as established hereunder, judicially or otherwise.

(h)
The reduction called for under Section 3.3(a)(2) is not an exclusive remedy, and shall not (and nothing else herein shall) preclude the Company or any Member from pursuing any other right or remedy available under this Agreement, at law or in equity upon the occurrence of any of the events specified therein.

(i)	The Leaving Member and the Company agree that the Purchase Price shall be treated as a Code Section 736(a) payment to the maximum extent permitted pursuant to the Code.
3.4.     Payment.  In the case of the death or disability of a Member for which the Company was the beneficiary of a life or disability insurance policy or policies, all of the net proceeds thereof not in excess of the Purchase Price shall be paid to the Member or his or her estate on the closing date provided for in Section 3.5.  Any portion of the Purchase Price remaining owed in any such case, and in all other cases, the Purchase Price, shall be paid:
(a)	in full, on the closing date, unless;
(b)
the Board of Managers determines in good faith that the Company is unable to pay such amount out of available funds and that financing for such amount is not available on commercially reasonable terms then it shall be paid twenty percent (20%) on the closing date, with the remainder of the unpaid balance paid in equal annual (or monthly or quarterly payments if otherwise agreed to) installments of principal and accrued interest on each anniversary date during the five (5) year period beginning on the closing date; provided, further, that if the Company is unable (either at the start of the payment period or based on obligations that arise after such date) to reasonably amortize the promissory note over the five (5) year period (expressly taking into account obligations to other former Members), the Member and the Company will agree upon a reasonable amortization period for the balance of the payment; and
(c)	provided, however, that all such amounts may be subject to subsequent reduction pursuant to Section 3.3(a)(2).
The unpaid portion of the Purchase Price shall bear simple interest from the closing date at the rate of 4% per annum.  Any amount owing pursuant to this Article II may be prepaid without penalty.
Notwithstanding anything to the contrary in this Agreement, to the extent that the maximum scheduled obligations of the Company for payments of principal and interest to Leaving Members in any particular Fiscal Year is determined by the Board of Managers, in good faith, to be reasonably likely to cause material harm or jeopardize the financial viability of the Company, then the Company may, in good faith and in the exercise of its reasonable discretion, elect to reduce such payments pro-rata in accordance with the amounts that would otherwise be due and payable during such year.  Payments of any amounts subject to reduction under this provision will be made as soon as possible consistent with this Agreement and must again be made pro-rata.  All such prior reductions for any given Fiscal Year of the Company must be paid in full before payment of any subsequent Fiscal Year's payment obligations under this Article III can be made.  Unless some portion of the payments to a Leaving Member or his or her estate are more than two (2) years in arrears (including payments that would otherwise have been due and payable at the scheduled maturity of the obligation), delay in payments as a result of the operation of the terms of this provision will not, in and of itself, be deemed to be a default of any sort and will not, in and of itself, entitle the Leaving Member or his or her estate to exercise any rights or remedies as a result of such delayed payment.
3.5.     Closing Date.  The closing of the purchase of the Leaving Member's Member Interest shall occur on a date and time mutually convenient to the Company and the Leaving Member; provided, however, that:
(a)
for all purchases triggered by events other than the Leaving Member's death, the closing will be held not later than sixty (60) days after the Option Exercise Notice is given by the Company under Section 3.1; and,

(b)
for all purchases triggered by a Leaving Member's death, the closing will be held not later than (i) sixty (60) days after the Leaving Member's death; (ii) sixty (60) days after the qualification of the Leaving Member's personal representative; or (iii) if the Company is the beneficiary of an insurance policy or policies on the Leaving Member's life, ten (10) days after the proceeds under all such policies are received by the Company.
(c)
All closings will be held at the principal offices of the Company, unless otherwise agreed.  On the closing date, the Company and the Leaving Member or the Leaving Member's representative shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the redemption of the Leaving Member's Member Interest, the cancellation of any other Member Interest of the Leaving Member, the withdrawal of the Leaving Member as a Member, and the assumption by the Company of all liabilities of the Leaving Member with respect to the Company (and, to the extent the Company is unable, using commercially reasonable efforts, to secure the release of a Leaving Member's personal guarantee with respect to any Company debt, the Company will agree to indemnify and hold the Leaving Member harmless with respect to such Company debt).

3.6. Assignment.  The Company may assign its rights pursuant to this Article III to one or more other Persons without notice to or consent of the Leaving Member.
* * * * * *

EXHIBIT F

APPROVED BUDGET

F-1

A-21